Exhibit 99.1

MARTIN MIDSTREAM PARTNERS L.P.
COMPLETES PRIVATE PLACEMENT
ADD-ON OF $150 MILLION OF
7.250% SENIOR NOTES DUE 2021 AND REDEMPTION OF
8.875% SENIOR NOTES DUE 2018

KILGORE, TX, April 1, 2014 (Global Newswire) - Martin Midstream Partners L.P. (NASDAQ: MMLP) (the “Partnership”) announced today that it and its wholly-owned subsidiary, Martin Midstream Finance Corp., successfully completed the previously announced private placement of $150 million in aggregate principal amount of 7.250% senior unsecured notes due 2021 (the “Additional Notes”). The Additional Notes were sold as an additional issue of our outstanding 7.250% senior notes due 2021, originally issued in a private placement on February 11, 2013 in an aggregate principal amount of $250 million, substantially all of which were later exchanged into registered notes.
The Partnership received approximately $152.0 million in proceeds from the sale of the Additional Notes, after deducting the initial purchasers’ discounts and estimated expenses of the offering, and excluding accrued interest. The Partnership used the net proceeds from the Additional Notes offering to repay borrowings under its revolving credit facility. The Partnership completed the redemption of approximately $182.8 million on its 8.875% notes due 2018 that were called for redemption.
The Additional Notes have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws and, unless so registered, the Additional Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Partnership only offered and sold the Additional Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.
This press release is neither an offer to sell nor a solicitation of an offer to buy the Additional Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Additional Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Martin Midstream Partners L.P.
Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: (1) terminalling, storage and packaging services for petroleum products and by-products; (2) natural gas liquids distribution services and natural gas storage; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.
Forward-Looking Statements
Statements in this release other than historical facts are forward-looking statements. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership’s control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Additional information concerning Martin Midstream Partners is available on its website at www.martinmidstream.com.
Joe McCreery,
Vice President - Finance & Head of Investor Relations,
Martin Midstream Partners L.P.
Phone: (903) 988-6425
joe.mccreery@martinmlp.com